Exhibit 99.1


                   [LETTERHEAD OF GREENMAN TECHNOLOGIES, INC.]


                                                           News Release
                                                           FOR IMMEDIATE RELEASE
Contacts:   Chuck Coppa, CFO or Bob Davis, CEO
B           GreenMan Technologies, 781/224-2411
            www.greenman.biz

                 GreenMan Divests Tennessee Scrap Tire Business;
               Tennessee Plant To Be Closed By September 30, 2005; Divestiture Will Positively Impact Future Cash Flow

      LYNNFIELD, Massachusetts - September 13, 2005 -- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 30 million scrap tires per year in the United States, today announced that it has entered into an Asset Purchase Agreement with Tennessee Tire Recyclers Inc. under which all Tennessee contracts and certain other contracts with suppliers of waste tires and contracts to supply whole tires to certain cement kilns in the southeastern region of the United States have been assigned to Tennessee Tire Recyclers. GreenMan received no cash consideration for these assignments and expects to record a non-cash loss on the transaction of approximately $918,000 associated with the write-off of goodwill relating the intangible assets assigned.

Bob Davis, GreenMan's President and Chief Executive Officer said, "We estimate the assumption of these contracts by Tennessee Tire Recyclers and the pending closure of our Tennessee facility in September will relieve us of obligations that have negatively contributed to our operating losses over the past several years and will positively impact our overall corporate cash flow by over $150,000 per month. We anticipate the transition of assigning all contracts to be completed within 90 days and will redeploy all remaining Tennessee equipment to other locations during that timeframe."

Mr. Davis added, "Our efforts to reduce our operating costs, negotiate more favorable terms with our existing secured creditors, refinance existing long term debt and secure additional financing are ongoing. We are committed to making the tough but necessary decisions to ensure the future viability of GreenMan and continue to evaluate all viable alternatives to achieve this objective with our primary focus on our Southeastern operations".


GreenMan was founded in 1992 and today is comprised of six operating locations that collect, process and market scrap over 30 million scrap tires in whole, shredded or granular form. We are headquartered in Lynnfield, Massachusetts and currently operate tire processing operations in California, Georgia, Iowa and Minnesota.


"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our new Tennessee operation, product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal period ended June 30, 2005. The Company disclaims any intent or obligation to update these "forward-looking" statements.